Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Allied Nevada Gold Corp. (the “Company”) of our report dated March 11, 2010, which relates to the effectiveness of internal control over financial reporting and the consolidated financial statements of the Company, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

Dated: May 12, 2010